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                                                                    Exhibit 99.1

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[LITTELFUSE LOGO]                                  N E W S
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                               Littelfuse, Inc.
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                               800 East Northwest Highway  Des Plaines, IL 60016
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NEWS RELEASE                   (847) 824-1188  o  (847) 391-0894 - FAX #
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CONTACT:  PHILIP G. FRANKLIN
VICE PRESIDENT, OPERATIONS SUPPORT & CFO  (847) 391-0566


           LITTELFUSE TO MOVE CHICAGO-AREA PRODUCTION AND DISTRIBUTION

         DES PLAINES, ILLINOIS, MARCH 15, 2007 -- Littelfuse, Inc. (NASDAQ/NGS:
LFUS) today announced plans to transfer production and distribution from its Chicago-area facilities in Des Plaines and Elk Grove Village to other company locations. The phased transition is expected to be completed by mid 2009. The project is expected to generate approximately $10 million in annual savings once the transition is completed. These moves will result in pre-tax restructuring charges and transition charges of approximately $9.5 million. Approximately half of this amount will be booked in the first quarter of 2007, with the remainder to be booked throughout the transition period.

          "Today's announcement is consistent with other decisions we have made to simplify our business and relocate manufacturing to lower-cost areas that are closer to our customers," said Gordon Hunter, Chief Executive Officer. "As always, the most difficult part of this decision was the impact it will have on our employees. We have a skilled and dedicated workforce that has made many valuable contributions to our growth and success over the years."

         Manufacturing operations in the Des Plaines facility will be moved to existing company locations in Mexico for automotive products and the Philippines for electronic products. "We plan to maintain our corporate offices in the Chicago area and invest in a technology center to further our leadership in circuit protection," said Hunter. "We will soon begin working to define our requirements as a first step in the site-selection process."

         Littelfuse currently employs approximately 600 people in the Chicago area in manufacturing, distribution, corporate and technical functions. Approximately 300 employees will remain after the restructuring is completed.

About Littelfuse

         As the worldwide leader in circuit protection products and solutions with annual sales of $534.9 million in 2006, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses

                                     -more-

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electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.

         For more information, please visit Littelfuse's web site at www.littelfuse.com.


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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.
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